Exhibit 99.1

MRV RECEIVES NASDAQ LISTING EXTENTION

CHATSWORTH, CA — April 24, 2009 — MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), announced that on April 20, 2009, it received a letter from The Nasdaq Stock Market (“Nasdaq”) stating that MRV has been granted an extension until June 15, 2009 to file its delinquent periodic financial reports on Forms 10-Q and 10-K with the Securities and Exchange Commission and demonstrate compliance with Nasdaq Rule 5250(c)(1).

“We are very pleased that the Listing Council has granted MRV additional time to become compliant with our SEC filings,” said Noam Lotan, President and CEO of MRV.  “Our team is diligently working towards completing our restatement as timely as possible so that we can regain compliance and communicate our financial results with stockholders.”

As MRV previously announced, it made an appeal to the Nasdaq Listing and Hearings Review Council (the “Listing Council”) to request an extension to June 15, 2009 to become current with its periodic financial reports as required by The Nasdaq Global Market’s Rule 5250(c)(1) by filing with the SEC its delinquent quarterly reports on Form 10-Q for the quarters ended June 30, 2008, September 30, 2008, and March 31, 2009, and annual report on Form 10-K for the year ended December 31, 2008.  MRV received a letter from the Listing Council on April 20, 2009 stating that pursuant to its discretionary authority, it would grant MRV an extension until June 15, 2009 to demonstrate compliance with the filing of its periodic financial reports.

The Listing Council also noted that, as previously reported, MRV had become deficient under Nasdaq Rule 5620 because it did not solicit proxies for or hold its annual meeting by December 31, 2008.  The Listing Council stated that in order to assure that MRV had an adequate opportunity to address this deficiency, the Listing Council remanded this deficiency back to the Nasdaq Listing Qualifications Panel for further review if MRV regained compliance with the filing requirement.  In order to address this issue, MRV intends to file its proxy statement or other information regarding its annual meeting for the fiscal year ended December 31, 2008 within 30 days of the filing of its delinquent periodic financial reports, and as soon as practicable thereafter hold its annual meeting of stockholders.

About MRV Communications, Inc.

MRV Communications, Inc. (“MRV”) is a leading provider of network equipment and services, and optical components. MRV’s network equipment business provides equipment used by commercial customers, governments and telecommunications service providers, and includes switches, routers, physical layer products and out-of-band management products as well as specialized networking products for aerospace, defense and other applications including voice and cellular communication. MRV markets and sells its products worldwide through a variety of channels, including a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV also has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as internally developed and manufactured products. The company’s optical components business operate under the Source Photonics brand. Publicly traded since 1992, MRV is listed on the NASDAQ Global Market under the symbol MRVC. For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley
(818) 886-MRVC (6782)	maria@blueshirtgroup.com
ir@mrv.com	(415) 217-2631